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                                                                     EXHIBIT 4.2



                          REGISTRATION RIGHTS AGREEMENT


                                                                October 30, 1998

To the several persons named
 at the foot hereof (each a
 "Buyer" and collectively,
 the "Buyers")

Dear Sirs:

           This will confirm that in consideration of the purchase by you of an aggregate 1,666,667 shares of Common Stock, $.01 par value ("Common Stock"), of United Therapeutics Corporation, a Delaware corporation (the "Company"), pursuant to the Stock Purchase Agreement dated as of October 30, 1998 among the Company and the several Buyers named as parties thereto (the "Purchase Agreement"), the Company hereby covenants and agrees with each of you, and with each subsequent holder of Restricted Stock (as such term is defined herein) as follows:

           1. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

           "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

           "Common Shares" shall mean the 1,666,667 shares of Common Stock issued and sold to the Buyers pursuant to the Purchase Agreement.

           "Common Stock" shall mean the Common Stock, $.01 par value, of the Company, as constituted as of the date of this Agreement, subject to adjustment pursuant to the provisions of Section 10 hereof.

           "Exchange Act" shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.


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           "Public Sale" shall mean any sale of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 (or any successor or similar rule) adopted under the Securities Act.

           "Registration Expenses" shall mean the expenses so described in
      Section 8 hereof.

           "Restricted Stock" shall mean, subject to the provisions of Section 10 hereof, (i) the Common Shares and (ii) any securities issued upon exchange, adjustment or transfer of any such shares, the certificates for which are required by the provisions of Section 2 hereof to bear the legend set forth in such Section.

           "Securities Act" shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

           "Selling Expenses" shall mean the expenses so described in Section 8 hereof.

           2. Restrictive Legend. Each certificate representing the Common Shares and, other than in a Public Sale or as otherwise provided in Section 3 hereof, each certificate issued upon exchange or transfer of any Common Shares, shall be stamped or otherwise imprinted with a legend substantially in the following form:

           "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THE SECURITIES EVIDENCED BY THIS CERTIFICATE, NOR ANY INTEREST THEREIN, MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND THE LAWS RELATING THERETO OR (II) THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER, STATING THAT SUCH REGISTRATION IS NOT REQUIRED."

           3. Notice of Proposed Transfer. Prior to any proposed transfer of any Restricted Stock (other than under the circumstances described in Section 4, 5 or 6 hereof), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company (it being agreed that Reboul, MacMurray, Hewitt, Maynard & Kristol shall be satisfactory) to the effect


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that the proposed transfer of such Restricted Stock may be effected without registration under the Securities Act, whereupon the holder of such Restricted Stock shall be entitled to transfer such Restricted Stock in accordance with the terms of its notice; provided, however, that in the case of any Buyer that is a partnership, no such opinion or other documentation shall be required if such notice shall cover a transfer by such partnership to its partners and provided, further, however, that the shares so transferred shall remain subject to this Agreement. Each certificate representing the Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, unless (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) and is not made by an affiliate of the Company or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities without registration under the Securities Act.

           Subject to the foregoing paragraph, the holders of Restricted Stock shall have the right to transfer shares of Restricted Stock, in whole or in part, and the rights associated therewith, at any time to any of their respective affiliates.

           The foregoing restrictions on transferability of Restricted Stock shall terminate as to any particular shares of Restricted Stock when such shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement concerning such shares. Whenever a holder of Restricted Stock is able to demonstrate to the Company (and its counsel) that the provisions of Rule 144(k) of the Securities Act are available to such holder without limitation, such holder of Restricted Stock shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 2 in exchange for the surrender of the existing certificate, which shall be marked canceled by the Company.

           4. Required Registration; Purchase Option.

           (a) At any time following the earlier to occur of (i) the date six months after the date on which the Company shall have completed an initial public offering of shares of its Common Stock (hereinafter referred to as an "IPO") and (ii) the fifth anniversary of the date hereof, the holders of Restricted Stock constituting at least twenty-five percent (25%) of the total Restricted Stock outstanding at such time may request the Company to register under the Securities Act all or any portion of the Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice, provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock and provided further, however, that the reasonably anticipated aggregate price to the public would equal at least $2 million. Notwithstanding anything in this Section 4(a) to the contrary, in the event that (x) an IPO shall not occur prior to the fifth anniversary of this Agreement and (y) the requisite holders of Restricted Stock request the Company to register Restricted Stock as


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provided in clause (ii) of the preceding sentence, the Company shall have the right and option (the "Purchase Option"), in lieu of registering such Restricted Stock (including any additional shares of Restricted Stock for which registration is requested as provided in Section 4(b) below) (collectively, the "Specified Shares"), of offering to purchase all (but not less than all) of such Specified Shares on the terms and subject to the conditions set forth in, and for the purchase price determined in accordance with, Section 4(e) below.

           (b) Promptly following receipt of any notice under Section 4(a), the Company shall notify any holders of Restricted Stock from whom notice has not been received and shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of shares of Restricted Stock specified in such notice (and in any notices received from other holders of Restricted Stock within 20 days after their receipt of such notice from the Company). If such method of disposition shall be an underwritten public offering, (i) the Company may designate the managing underwriter of such offering, subject to the approval of the holders of a majority of the Restricted Stock proposed to be sold, which approval shall not be unreasonably withheld, and (ii) as and to the extent that, in the opinion of the managing underwriter, the Restricted Stock so requested to be registered would adversely affect the marketing of such Restricted Stock, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (x) first, Restricted Stock requested to be included in such registration by the holder or holders thereof, pro rata among the requesting holders of Restricted Stock based upon the number of shares of Restricted Stock requested to be registered and (y) second, securities the Company proposes to sell and other securities of the Company included in such registration by the holders thereof. The Company shall be obligated to register Restricted Stock pursuant to Section 4(a) on two occasions only and no more than once in any twelve-month period. Notwithstanding anything to the contrary contained herein, each obligation of the Company to register Restricted Stock under this Section 4 shall be deemed satisfied only when a registration statement covering all shares of Restricted Stock specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holder, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, at least 90% of such shares shall have been sold pursuant thereto.

           (c) In the event that the Board of Directors of the Company determines in good faith that the filing of a registration statement pursuant to
Section 4(a) hereof would be detrimental to the Company, the Board of Directors may defer such filing for a period not to exceed sixty (60) days. The Board of Directors may not effect more than one such deferral during any twelve month period. The Board of Directors agrees to promptly notify all holders of Restricted Stock of any such deferral, and shall provide to such holders an explanation therefor.

           (d) The Company shall be entitled to include in any registration statement referred to in this Section 4, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account,


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except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except as provided in this paragraph (d), the Company will not effect any other registration of its Common Stock, whether for its own account or that of other holders (except with respect to a registration statement filed on Form S-8 or any successor form),, from the date of receipt of a notice from requesting holders pursuant to this Section 4 until 90 days after the completion of the period of distribution of the registration contemplated thereby.

           (e) (1) In the event that the Company is entitled to exercise the Purchase Option described in Section 4(a) above and elects to exercise such Purchase Option, it shall give written notice of such election to all holders of Specified Shares requesting registration pursuant to said Section 4(a) no later than 30 days following receipt of such request for registration. The purchase price (the "Purchase Price") for the Specified Shares shall be (i) an amount representing the fair market value for such shares acceptable to the Company and to the holders of not less than a majority of the Specified Shares (the "Specified Majority") or, in the absence of agreement on such fair market value,
(ii) an amount representing the fair market value for such shares as determined by an independent, nationally recognized investment banking firm mutually acceptable to the Company and the Specified Majority. The fees and expenses of such investment banking firm shall be paid one half by the Company and one half by the holders of the Specified Shares, pro rata on the basis of the number of Specified Shares held by such holders.

           (2) Once the Purchase Price for the Specified Shares has been determined as provided in clause (1) above, the Specified Majority shall have fifteen days to determine whether or not to go forward with the sale of the Specified Shares to the Company as provided in this Section 4(e). In the event that the Specified Majority does not wish to sell the Specified Shares to the Company for the Purchase Price, the Specified Majority shall give the Company written notice during such fifteen day period of its election not to sell, in which event the Company shall have no further obligations under this Section 4 to register any Restricted Shares or otherwise. In the event that the Specified Majority does not respond within such fifteen day period or indicates its acceptance of the Purchase Price, then the holders of the Specified Shares shall sell such shares to the Company for the Purchase Price at a closing to be held not more than fifteen days following the end of the prior fifteen day period. At such closing, the holders of the Specified Shares shall deliver certificates evidencing the Specified Shares to the Company, duly endorsed for transfer or accompanied by stock powers executed in blank, against payment of the Purchase Price therefor by wire transfer to the account or accounts specified by the party entitled to receive the same. The Purchase Price shall be payable in cash.

           5. Form S-3 Registration.


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           (a) If the Company shall receive from any holder or holders of
Restricted Stock, a written request or requests that the Company effect a registration on Form S-3, at any time that the Company is entitled to use such form, and any related qualification or compliance with respect to Restricted Stock owned by such holder or holders, the reasonably anticipated aggregate price to the public of which would equal at least $500,000, the Company will:

           i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other holders of Restricted Stock from whom notice has not been received; and

           ii) as soon as practicable, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holder's or holders' Restricted Stock as are specified in such request, together with all or such portion of the Restricted Stock of any holder or holders thereof joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company, provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock. Subject to the foregoing, the Company shall file a registration statement covering the Restricted Stock so requested to be registered as soon as practicable after receipt of the request or requests of the holders of the Restricted Stock.

           (b) The Company shall be obligated to register Restricted Stock under Section 5(a) on an unlimited number of occasions but in no event more than twice in any twelve-month period and to cause any such registration to remain in effect for 90 days, after which time such registration may be terminated. Registrations effected pursuant to this Section 5 shall not be counted as requests for registration effected pursuant to Section 5.

           6. Incidental Registration. If the Company at any time (other than pursuant to Section 4 or Section 5 hereof) proposes to register any of its Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-4 or S-8 or another form not available for registering the Restricted Stock for sale to the public), it will give written notice at such time to all holders of outstanding Restricted Stock of its intention to do so. Upon the written request of any such holder, given within 20 days after receipt of any such notice by the Company, to register any of its Restricted Stock (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to


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permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Stock. In the event that any registration pursuant to this Section 6 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a holder pursuant to this Section 6 to register Restricted Stock shall specify that either (i) such Restricted Stock is to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration or (ii) such Restricted Stock is to be sold in the open market without any underwriting, on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. In any such underwritten public offering of Common Stock, if, in the opinion of the managing underwriter, the Restricted Stock so requested to be registered would adversely affect the marketing of such Common Stock, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (x) first, securities proposed by the Company to be sold for its own account, (y) second, Restricted Stock requested to be included in such registration by the holder or holders thereof and other securities of the Company requested to be included in such registration pursuant to registration rights granted by the Company to the holders of such securities prior to the date hereof, pro rata among the requesting holders of Restricted Stock and such other securities based upon the number of shares of Restricted Stock and such other securities requested to be registered and (z) third, other securities of the Company requested to be included in such registration (other than as described in clause (y) above).

           Notwithstanding anything to the contrary contained in this Section 6, in the event of a firm commitment underwritten initial public offering of Common Stock of the Company, reasonably expected by the underwriters thereof to result in aggregate net proceeds to the Company of at least $20,000,000, and a holder of Restricted Stock does not elect, or is not allowed (at the discretion of the underwriters thereof), to sell his Restricted Stock to such underwriters of the Common Stock of the Company in connection with such offering, such holder shall refrain from selling such Restricted Stock so registered pursuant to this
Section 6 during the period of distribution of the Common Stock of the Company by such underwriters and the period in which the underwriting syndicate participates in the after market; provided, however, that (i) each person or group having beneficial ownership of five percent (5%) or more of the Company's capital stock and each executive officer and director of the Company shall have executed a written "lock-up" agreement required by the managing underwriter of such public offering with the same "lock-up" restrictions as provided therein, and (ii) that such holder shall, in any event, be entitled to sell his Restricted Stock commencing on the 180th day after the effective date of such registration statement.

           7. Registration Procedures. If and whenever the Company is required by the provisions of Section 4, 5 or 6 hereof to use its reasonable best efforts to effect the registration of any of the Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:


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           (a) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4 hereof, shall be on Form S-1 (or SB-1), S-3 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

           (b) prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and as shall comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

           (c) furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

           (d) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request, and use its best efforts to list all Restricted Stock covered by such registration statement on any securities exchange on which any other securities of the same class as the Restricted Stock are then listed;

           (e) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

           (f) use its best efforts (if the offering is underwritten) to furnish, at the request of any seller, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under


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the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements contained therein or any information provided by the underwriters or the sellers) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by such seller or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or seller may reasonably request; and

           (g) make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and permit such seller, attorney, accountant or agent to participate in the preparation of such registration statement.

For purposes of paragraphs (a) and (b) above and of Section 4(c) hereof, the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby or six months after the effective date thereof.

           In connection with each registration hereunder, the selling holders of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

           In connection with each registration pursuant to Sections 4, 5 and 6 hereof covering an underwritten public offering, the Company agrees to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between underwriters and companies of the Company's size and investment stature, provided that such agreement shall not contain any such provision applicable to the Company which is


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inconsistent with the provisions hereof and provided, further, that the time and place of the closing under said agreement shall be as mutually agreed upon among the Company and such underwriter.

           8. Expenses. All expenses incurred by the Company in complying with Sections 4, 5 or 6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc. or any successor thereto, transfer taxes, fees of transfer agents and registrars, costs of insurance and fees and expenses of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses, are herein called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are herein called "Selling Expenses".

           The Company will pay all Registration Expenses in connection with each registration statement filed pursuant to Section 4, 5 or 6 hereof. All Selling Expenses and any Registration Expenses not required to be paid by the Company in connection with any registration statement filed pursuant to Section 4, 5 or 6 hereof shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such persons other than the Company (except to the extent the Company shall be a seller) as they may agree.

           9. Indemnification. In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4, 5 or 6 hereof, to the extent permitted by law, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder and each underwriter of Restricted Stock thereunder and each officer, director and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses as and when reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information furnished by such seller, such underwriter or such controlling person in writing specifically for use in the preparation of such registration statement or prospectus and provided further, however,


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that the indemnity contained in this Section 8 with respect to any preliminary prospectus shall not inure to the underwriter's benefit or to the benefit of any such other person in respect of any loss, claim, damage or liability asserted by a person who purchased the Restricted Stock from the underwriter if a copy of the final prospectus (as the same may be amended or supplemented) was not sent or given to such person with or prior to written confirmation of the sale to such person and if the untrue statement or omission or alleged untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus (as the same may be amended or supplemented prior to such sale) and if the underwriter would not have been liable had a copy of the final prospectus (as the same may be amended or supplemented prior to such sale) been so sent or given.

           In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4, 5 or 6 hereof, to the extent permitted by law, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company and each officer, director and each other person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer or director or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Section 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished to the Company in writing specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the proceeds of shares sold by such seller under such registration statement bears to the total proceeds of all securities sold thereunder, but not to exceed the proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

           Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be


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made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 9. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party (or, if there is more than one indemnified party, all of the indemnified parties collectively) shall have the right to select a separate counsel with the consent of the indemnifying party (which consent shall not be unreasonably withheld) and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

           Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified parties hereunder. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

           If the indemnification provided for in the first two paragraphs of this Section 9 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the sellers of such Restricted Stock, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including without limitation the failure to give any notice under the third paragraph of this Section 9. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement, or omission, of a material fact relates to information supplied by the Company, on the one hand, or the sellers of such Restricted Stock, on the other, and to the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the sellers of Restricted Stock agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the sellers of such Restricted Stock were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or actions in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, the sellers of Restricted Stock shall not be required to contribute any amount in excess of the amount, if any, by which the total proceeds from the Common Stock sold by each of them in an offering to the public exceeds the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

           The indemnification of underwriters provided for in this Section 9 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters. In the event that such indemnification of underwriters is on such other terms and conditions, the indemnification of the sellers of Restricted Stock in such underwriting shall, at the sellers' request, be modified to conform to such terms and conditions.

           10. Changes in Common Stock. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed and shall apply to any securities received in any such transaction.

           11. Representations and Warranties of the Company. The Company represents and warrants to you as follows:

           (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or

By-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

           (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors rights generally and to general equitable principles.

           12. Rule 144 Reporting. The Company agrees with you as follows:

           (a) The Company shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor act, regulation or rule thereto), at all times from and after the date it is first required to do so.

           (b) The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act (or any successor act, regulation or rule thereto) at any time after the Company has become subject to such reporting requirements of the Exchange Act.

           (c) The Company shall furnish to such holder of Restricted Stock forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after the date it first becomes subject to such reporting requirements), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as a holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Restricted Stock to sell any such securities without registration.

           13. Miscellaneous.

           (a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto, including without limitation the rights to indemnification under Section 9 hereof, shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, the registration rights conferred herein on the holders of Restricted Stock shall inure to the benefit of any and all subsequent holders from time to time of the Restricted Stock for so long as the certificates representing the Restricted Stock shall be required to bear the legend specified in Section 2 hereof.

           (b) All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first-class registered mail, postage prepaid, addressed as follows:

           if to the Company, to it at 1110 Spring Street, Silver Spring, Maryland 20910, Attention: Chief Executive Officer, with a copy to James
      L. Nouss, Jr., Esq., Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102-2750;

           if to any Buyer, at its address as set forth in Schedule I hereto, with a copy to John C. MacMurray, Esq., Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111; and

           if to any subsequent holder of Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;
or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Restricted Stock) or to the holders of Restricted Stock (in the case of the Company). Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class registered mail, postage prepaid and properly addressed as set forth above, at the earlier of (i) the time when received by the addressee or (ii) the fifth business day following the dispatch thereof.

           14. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

           15. This Agreement and the Schedules hereto and the other documents delivered pursuant hereto or in connection herewith constitute the full and entire understanding and agreement between the parties, and supersede all prior understandings, negotiations and prior agreements between the parties with regard to the subjects hereof and thereof.

           16. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

           17. Headings of sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

           18. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           Please indicate your acceptance of the foregoing by signing and returning the enclosed counterpart of this letter, whereupon this letter (herein sometimes called "this Agreement") shall be a binding agreement between the Company and you.

                                        Very truly yours,

                                        UNITED THERAPEUTICS CORPORATION



                                        By: /s/ Martine Rothblatt
                                           -------------------------------------
                                        Name:
                                        Title:


AGREED TO AND ACCEPTED
as of the date first above written:


MERRILL LYNCH KECALP L.P. 1997



By:   /s/ Robert F. Tully
   ----------------------------------
Name:  Robert F. Tully
Title: Vice President and Treasurer
       KECALP, Inc.: General Partner


MERRILL LYNCH KECALP INTERNATIONAL
 L.P. 1997



By:   /s/ Robert F. Tully
   ----------------------------------
Name:  Robert F. Tully
Title: Treasurer
       KECALP International Ltd.: General Partner

                                   SCHEDULE I

                                     Buyers

                                                            No. of Shares
                                                            -------------

MERRILL LYNCH KECALP L.P. 1997                              1,250,000
World Financial Center
South Tower - 23rd Floor
225 Liberty Street
New York, New York  10080-6123
Attention: Mr. Andrew Kaufmann

MERRILL LYNCH KECALP                                         416,667
 INTERNATIONAL L.P. 1997
World Financial Center
South Tower - 23rd Floor
225 Liberty Street
New York, New York  10080-6123
Attention: Mr. Andrew Kaufmann